Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2009 Results

~Company Raises Full-Year 2009 Guidance~

YORK, Pa.--(BUSINESS WIRE)--August 20, 2009--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the second quarter of fiscal 2009 ended August 1, 2009.

  Total sales for the second quarter of fiscal 2009 were $609.2 million compared with $673.4 million in the second quarter of fiscal 2008.
  The gross margin rate for the second quarter of fiscal 2009 increased approximately 130 basis points to 37.1% of net sales compared with the prior year period.
  Selling, general and administrative expenses in the second quarter of fiscal 2009 decreased $23.5 million compared with the second quarter of fiscal 2008.
  Operating loss for the second quarter of fiscal 2009 was $10.6 million, an improvement from the $32.3 million loss reported in the same period of 2008. The second quarter of fiscal 2008 included a $17.8 million non-cash goodwill impairment charge.
  EBITDA, defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charge, increased $2.7 million in the second quarter of fiscal 2009 to $19.3 million compared with $16.5 million in the second quarter of fiscal 2008. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $34.8 million, or $2.04 per diluted share, for the second quarter of fiscal 2009 compared with a net loss of $33.8 million, or $2.01 per diluted share for the second quarter of fiscal 2008. The goodwill impairment charge recorded in the second quarter of fiscal 2008 amounted to $0.72 per diluted share.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “We continued to carefully manage inventory levels and control costs and are pleased to report results that exceeded our expectations, resulting in revised full-year guidance. During the quarter, we reduced our comparable store and clearance inventories and generated an approximate 130 basis-point improvement in our gross margin rate. We also realized a net reduction of $23.5 million in our selling, general and administrative expenses, bringing our year-to-date total expense savings to $42.4 million, and we are on track to exceed our guidance of $70 million in annual selling, general and administrative expense reduction. I am very proud of how our team is managing through this difficult economic period and want to thank all of our associates for their continued focus on execution.”

Mr. Bergren continued, “Looking ahead, while there has been some encouraging news regarding the macroeconomic environment, we plan to continue to manage our business conservatively. With two important quarters approaching, we feel very good about our execution during this recession and believe our assortment of differentiated quality merchandise at outstanding values is well-aligned with our customers’ needs for the fall and holiday seasons. Lastly, maintaining strong cash flow and liquidity remain a key priority for the Company.”

Sales

For the second quarter of fiscal 2009, comparable store sales decreased 9.8%. Total sales for the thirteen weeks ended August 1, 2009 decreased 9.5% to $609.2 million compared with $673.4 million for the prior year period.

Year-to-date comparable store sales decreased 9.2%. Year-to-date total sales decreased 8.7% to $1,253.8 million compared with $1,373.6 million for the same period last year.

Other Income

Other income in the second quarter of fiscal 2009 decreased to $16.1 million compared with $21.5 million in the second quarter of fiscal 2008. Year-to-date other income decreased to $34.5 million compared with $44.3 million in the prior year period. The second quarter and year-to-date fiscal 2009 amounts reflect reduced sales volume and reduced income from our proprietary credit card.

Gross Margin

In the second quarter of fiscal 2009, gross margin dollars decreased $15.3 million compared with the second quarter of fiscal 2008, reflecting the current year decrease in sales volume. The gross margin rate for the second quarter of fiscal 2009 increased approximately 130 basis points to 37.1% of net sales compared with 35.9% in the second quarter of fiscal 2008, reflecting disciplined inventory control that resulted in reduced net markdowns. Year-to-date gross margin dollars decreased $28.9 million compared with the prior year period. The year-to-date gross margin rate improved 100 basis points to 35.9% compared with 34.9% in the prior year period.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the second quarter of fiscal 2009 decreased $23.5 million to $222.9 million compared with $246.4 million in the second quarter of fiscal 2008. The SG&A expense rate for the second quarter of fiscal 2009 was 36.6%, even with the prior year period. Year-to-date SG&A expenses decreased $42.4 million compared with the prior year period. The year-to-date SG&A expense rate increased to 36.7% compared with 36.6% in the prior year period, reflecting the lower sales volume in fiscal 2009.

EBITDA

EBITDA increased $2.7 million in the second quarter of fiscal 2009 to $19.3 million compared with $16.5 million in the second quarter of fiscal 2008. Year-to-date EBITDA increased $3.7 million to $25.0 million compared with $21.3 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $1.2 million to $29.9 million in the second quarter of fiscal 2009 compared with $31.1 million in the second quarter of fiscal 2008. Year-to-date depreciation and amortization expense, including amortization of leased-related interests, decreased $2.1 million to $59.2 million compared with $61.3 million in the prior year period.

2008 Goodwill Impairment Charge

As previously disclosed, in the second quarter of fiscal 2008 the Company recorded a pre-tax charge of $17.8 million to write-off the value of goodwill. On an after-tax basis, this equated to $12.0 million, or a charge of $0.72 per share.

Interest Expense, Net

Interest expense, net, decreased $1.2 million to $23.2 million in the second quarter of fiscal 2009 compared with $24.4 million in the second quarter of fiscal 2008. Year-to-date interest expense, net, decreased $2.6 million to $46.1 million compared with $48.7 million in the prior year period. The decreases in the second quarter and year-to-date periods are primarily due to decreased borrowing levels and reduced interest rates.

Income Tax Provision (Benefit)

An income tax provision of $0.9 million was recorded in the second quarter of fiscal 2009 compared with a $22.9 million income tax benefit in the second quarter of fiscal 2008. Year-to-date income tax benefit decreased $38.5 million to $0.1 million compared with $38.7 million in the prior year period. The current year decrease principally reflects the Company’s continuation throughout 2009 of a valuation allowance position against virtually all net deferred tax assets.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s August 6, 2009 sales press release, our July excess borrowing capacity under our revolving credit facility was $174 million, well above the required minimum availability. We are revising our full year 2009 guidance for EBITDA to a range of $150 million to $170 million and loss per diluted share in the range of $3.70 to $2.50. Additionally, our current estimate for cash flow (see Note 2) is a range of $15 million to $35 million for the year, permitting us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include:

  Comparable store sales decrease in the range of 7.0% to 9.0%;
  Gross margin rate of 36.0%;
  SG&A expense decrease of approximately $80 million;
  Effective tax rate of 0%;
  Capital expenditures not to exceed $40 million, net of landlord contributions; and
  Estimated 17 million diluted weighted average shares outstanding.”

The Company’s quarterly conference call to discuss its second quarter fiscal 2009 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 715-1393 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 3, 2009. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 4504198.

The Bon-Ton Stores, Inc. operates 280 department stores, which includes 12 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests and goodwill impairment charges. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted pre-tax loss, plus depreciation and amortization and minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data) (Unaudited)	August 1, 2009	January 31, 2009
Assets
Current assets:
Cash and cash equivalents	$15,591	$19,719
Merchandise inventories	675,321	666,081
Prepaid expenses and other current assets	80,408	113,441
Total current assets	771,320	799,241
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $551,261 and $498,556 at August 1, 2009 and January 31, 2009, respectively	793,591	832,763
Deferred income taxes	9,662	9,994
Intangible assets, net of accumulated amortization of $34,991 and $30,611 at August 1, 2009 and January 31, 2009, respectively	143,548	148,171
Other long-term assets	27,695	31,152
Total assets	$1,745,816	$1,821,321
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$178,318	$143,423
Accrued payroll and benefits	29,311	36,116
Accrued expenses	164,597	179,073
Current maturities of long-term debt	6,283	6,072
Current maturities of obligations under capital leases	4,272	2,730
Deferred income taxes	10,247	7,328
Income taxes payable	384	62
Total current liabilities	393,412	374,804
Long-term debt, less current maturities	1,065,332	1,083,449
Obligations under capital leases, less current maturities	66,534	65,319
Other long-term liabilities	162,723	163,572
Total liabilities	1,688,001	1,687,144
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 15,949,652 and 14,880,173 at August 1, 2009 and January 31, 2009, respectively	159	149
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at August 1, 2009 and January 31, 2009	30	30
Treasury stock, at cost - 337,800 shares at August 1, 2009 and January 31, 2009	(1,387)	(1,387)
Additional paid-in-capital	146,915	144,577
Accumulated other comprehensive loss	(57,971)	(59,464)
(Accumulated deficit) retained earnings	(29,931)	50,272
Total shareholders' equity	57,815	134,177
Total liabilities and shareholders' equity	$1,745,816	$1,821,321

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except share and per share data) (Unaudited)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net sales	$609,228	$673,384	$1,253,759	$1,373,632
Other income	16,076	21,513	34,468	44,288
	625,304	694,897	1,288,227	1,417,920

Costs and expenses:
Costs of merchandise sold	383,097	431,962	803,463	894,462
Selling, general and administrative	222,923	246,394	459,750	502,168
Depreciation and amortization	28,696	29,892	56,794	58,910
Amortization of lease-related interests	1,217	1,206	2,444	2,414
Goodwill impairment	-	17,767	-	17,767
Loss from operations	(10,629)	(32,324)	(34,224)	(57,801)
Interest expense, net	23,194	24,376	46,120	48,738

Loss before income taxes	(33,823)	(56,700)	(80,344)	(106,539)
Income tax provision (benefit)	939	(22,874)	(141)	(38,650)

Net loss	$(34,762)	$(33,826)	$(80,203)	$(67,889)

Per share amounts –
Basic:
Net loss	$(2.04)	$(2.01)	$(4.72)	$(4.04)

Basic weighted average shares outstanding	17,006,401	16,796,187	16,997,170	16,786,887

Diluted:
Net loss	$(2.04)	$(2.01)	$(4.72)	$(4.04)

Diluted weighted average shares outstanding	17,006,401	16,796,187	16,997,170	16,786,887

Other financial data:
EBITDA (1)	$19,284	$16,541	$25,014	$21,290

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands) (Unaudited)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net loss	$(34,762)	$(33,826)	$(80,203)	$(67,889)
Adjustments:
Income tax provision (benefit)	939	(22,874)	(141)	(38,650)
Interest expense, net	23,194	24,376	46,120	48,738
Depreciation and amortization	28,696	29,892	56,794	58,910
Amortization of lease-related interests	1,217	1,206	2,444	2,414
Goodwill impairment	-	17,767	-	17,767

EBITDA	$19,284	$16,541	$25,014	$21,290

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com